        MEDIA INFORMATION

Sales and Marketing

3111 Union Road, Orchard Park, NY 14127

IMMEDIATE RELEASE

Lake Shore Savings Bank Welcomes Jennifer Zatkos, CFE
as Chief Operating Officer

Orchard Park, NY, November 29, 2022 – Lake Shore Bancorp, Inc. (NASDAQ:LSBK), the holding company for Lake Shore Savings Bank, is pleased to announce that Jennifer Zatkos, CFE has been named the Bank’s new Chief Operating Officer. Ms. Zatkos brings more than 15 years of leadership experience in the financial industry to the company, having held several high-level positions at local and national financial institutions. She earned a Bachelor of Arts in Communication from the State University of New York at Buffalo and is a Certified Fraud Examiner (CFE).

“The continued growth of Lake Shore Savings Bank depends on strong leadership and organizational development,” said Daniel Reininga, Chief Executive Officer. “Jennifer’s vast leadership experience in the financial sector will not only further strengthen and complement our talented team but it will help us deliver even better service to our customers going forward.”

 Picture of Jennifer Zatkos

About Lake Shore Savings Bank
Lake Shore Bancorp, Inc. (NASDAQ:LSBK) is the mid-tier holding company of Lake Shore Savings Bank, a federally chartered, community-oriented financial institution headquartered in Dunkirk, New York. The bank has eleven full-service branch locations in Western New York, with five locations in Chautauqua County and six locations in Erie County. The bank offers a broad range of retail and commercial lending and deposit services. The company’s common stock is traded on the NASDAQ Global Market as “LSBK”.  Additional information about the company is available at www.lakeshoresavings.com.

        MEDIA INFORMATION

Sales and Marketing

3111 Union Road, Orchard Park, NY 14127

For more information, contact:
Mike Hickok, Marketing Director
Phone: (716) 366-4070, extension 0804